Exhibit 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (“Agreement”) is entered into on and effective as of December, 6, 2019 (“Effective Date”), by and between Tuesday Morning, Inc., a Texas corporation (the “Company”), and BEL Retail Advisors (“Consultant”). This Agreement amends, restates and supersedes that certain Consulting Agreement by and between Consultant and the Company entered into and effective as of April 1, 2019 (the “Prior Agreement”).

RECITALS

The Company wishes to continue to utilize certain services which can be performed by Consultant, and Consultant can provide and desires to continue to render such services to the Company, and the parties agree that it would be to their mutual advantage to execute this Agreement and thereby define the terms and conditions which shall control the rendering of future services provided to the Company by Consultant.

In consideration of the promises and mutual covenants in this Agreement, the Company and Consultant agree as follows:

I.	Services to be Provided by Consultant

Description of Consulting Services. Subject to the terms of this Agreement, the Company shall continue to retain Consultant, and Consultant agrees with the Company, to continue to serve as a consultant to the Company, subject to and in accordance with the authority and direction of the Chief Officer (“CEO”) of the Company for the purpose of providing such merchandising consulting services as specifically may be requested by for any period that this Agreement is in effect after the Effective Date (the “Consulting Services”). It is agreed that Consultant shall direct communications with the Company through the CEO.

A.                Company’s Reliance. The Company is entering into this Agreement in reliance on Consultant’s special and unique abilities in rendering the Consulting Services and Consultant will use Consultant’s best effort, skill, judgment, and ability in rendering the Consulting Services.

B.                 Representations by Consultant. Consultant represents to the Company that Consultant is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with Consultant’s ability to perform the Consulting Services in accordance with the Agreement’s terms, including without limitation any agreement or obligation to or with any other company, and that Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s engagement by the Company or to refrain from competing, directly or indirectly, with the business of any other party. Consultant agrees that Consultant will not use, distribute or provide to anyone at the Company any confidential or proprietary information belonging to any other company or entity, at any time during Consultant’s performance under this Agreement. Consultant further represents that Consultant’s performance of the Consulting Services will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to this Agreement, and Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any other party.

C.                Nature of Relationship Between Parties. Consultant will render the Consulting Services in this Agreement as an independent contractor. Except as otherwise specifically agreed to by the Company in writing, Consultant will have no authority or power to bind the Company with respect to third parties and Consultant shall not represent to third parties that Consultant is an officer of the Company or has authority or power to bind the Company. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between Consultant and the Company or any of its affiliates, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

II.	COMPENSATION FOR CONSULTING SERVICES

A.                Base Compensation. As base compensation for the Consulting Services rendered pursuant to this Agreement, the Company shall pay Consultant the following fee (the “Base Consulting Fee”): Consulting Services performed for Fifty-One Thousand Dollars ($51,000) per month. Following submission of a monthly invoice, the Base Consulting Fee shall be paid on a monthly basis on the thirtieth (30th) day following submission of the invoice. The number of days worked shall be tracked and monitored by Consultant and invoiced to the Company for approval by the CFO on a monthly basis as soon as practicable following the month in which services are performed. The number of days to be worked in a particular month during the Term (as defined in Section V.A. below) shall be determined and mutually agreed upon by the CEO and Consultant from time to time.

B.                 Additional Compensation.

i.       For the Company’s fiscal year ending June 30, 2020, in addition to the Base Consulting Fee and subject to the terms of this Section II.B., Consultant shall be eligible to receive an additional incentive consulting fee of One Hundred Twenty-Five Thousand Dollars ($125,000) regardless of achievement of performance metrics (the “Guaranteed Fee”), an aggregate additional incentive consulting fee of Two Hundred Twenty-Five Thousand Dollars ($225,000) at target performance level (which payment shall be inclusion of, and not in addition to the Guaranteed Fee), and a maximum aggregate additional incentive consulting fee of Four Hundred Fifty Thousand Dollars ($450,000) at maximum performance level (which payment shall be inclusion of, and not in addition to the Guaranteed Fee) (the “2020 Additional Fee”).

ii.       For the Company’s fiscal year ending June 30, 2021, in addition to the Base Consulting Fee and subject to the terms of this Section II.B., Consultant shall be eligible to receive an additional incentive consulting fee of Four Hundred Fifty Thousand Dollars ($450,000) at target performance level and a maximum aggregate additional incentive consulting fee of Nine Hundred Thousand Dollars ($900,000) at maximum performance level (the “2021 Additional Fee”, collectively with the 2020 Additional Fee, each referred to herein as an “Additional Fee”).

iii.       Payment of each Additional Fee shall be subject to the achievement of certain performance metrics, which metrics shall be established by mutual agreement between the CEO of the Company and Consultant (with each party exercising its sole discretion to agree to such metrics). Any Additional Fees payable pursuant to this Section II.B. shall be paid to Consultant within thirty (30) days following the end of the Company’s fiscal year, subject to the terms of this Section II.B. Consultant must be providing the Consulting Services at the time an Additional Fee is paid to be eligible to receive such Additional Fee.

C.                Expense Reimbursement. Consultant shall present a statement for the reasonable expenses incurred by Consultant in performing the Consulting Services, including accompanying vouchers, receipts, or other supporting documentation, on a monthly basis. Such statement shall include reasonable documentation that the amount involved was expended and related to the Consulting Services provided under this Agreement. The Company will provide reimbursement for all reasonable expenses within twenty (20) calendar days from the receipt of each statement. Expense reimbursements to Consultant shall not include any compensation for overhead or profit.

D.                Performance of Services. Consultant shall be available to perform Consulting Services for the Company during the Term as set forth above, except as otherwise specifically provided herein or mutually agreed upon by the Company and Consultant. Notwithstanding the foregoing, the Company agrees that Consultant shall not be required to provide Consulting Services during any business days during the Term when the Company’s offices are closed for holidays or during any period during which the Company has agreed he would not be required to provide services.

E.                 Benefits. Consultant. shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits.

F.                 Workers’ Compensation. Consultant shall not be an employee of the Company with respect to services performed under this Agreement for workers’ compensation purposes and understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Consultant.

III.	PAYMENT OF TAXES

A.                Federal, State, and Local Taxes. Neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant shall not be an employee of the Company with respect to services performed under the Agreement for federal, state, or local tax purposes.

B.                 Notices to Contractor About Tax Duties And Liabilities. Consultant understands that Consultant is responsible for paying, according to the applicable law, Consultant’s income taxes. The parties agree that any tax consequences or liability arising from the Company’s payments to Consultant shall be the sole responsibility of Consultant. Should any state or federal taxing authority determine that any of the payments under Section II constitute income subject to withholding under any federal or state law, then Consultant agrees to indemnify and hold the Company harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

IV.	Warranty, INDEMNIFICATION AND COVENANTS

A.                Warranty. Consultant warrants that the Consulting Services shall be performed and completed in accordance with commercially reasonable industry standards, practices and principles for similar types of engagements utilizing Consultant’s best efforts, and in compliance with all applicable laws. Consultant agrees to indemnify and hold the Company harmless against any claim against the Company arising from, as a result of, in connection with, or relating to Consultant’s dishonesty, willful misconduct, or gross negligence in performing this Agreement or for Consultant’s breach of this Agreement. This indemnity obligation shall survive the termination of this Agreement. Consultant hereby grants, assigns and transfers to the Company all rights, title and interest in and to any work product produced by Consultant in connection with performing the Consulting Services.

B.                 Indemnification. Except as otherwise provided in this Agreement, the Company shall indemnify, defend and hold Consultant harmless from and against any claims, suits or proceedings arising from the Consulting Services provided by Consultant under this Agreement other than dishonesty, willful misconduct, or gross negligence in performing this Agreement or for Consultant’s breach of this Agreement.

C.                Consultant’s Standard of Care. Subject to the other Agreement provisions, Consultant will provide Consultant’s services under this Agreement with the same degree of care, skill, and prudence that would be customarily exercised in the Company’s best interest. In addition, from time to time, Consultant will interface with various members of the Company’s staff or be on the Company’s premises. On all such occasions, Consultant shall act appropriately and professionally, including, without limitation, refraining from any offensive or harassing behavior whether based on an individual’s sex, race, religion, national origin, age, sexual orientation, disability, or other characteristic protected by federal, state or local law. Failure to comply with this expectation may result in immediate termination of this Agreement.

D.                Confidentiality.

i.                    Confidential Information. The Company shall provide Consultant Confidential Information (defined below). Consultant acknowledges that during Consultant’s engagement with the Company, the Company shall grant Consultant otherwise prohibited access to its trade secrets and other confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Agreement, “Confidential Information” includes, all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following: software, technical, and business information relating to the Company’s inventions and products (including product construction and product specifications), research, development, production processes, manufacturing and engineering processes, finances, services, know-how, technical data, policies, strategies, designs, formulas, programming standards, developmental or experimental work, improvements, discoveries, plans for research or future products, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing and sales plans and strategies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions, information regarding the names, contact information, skills and compensation of employees and contractors of the Company, and other business information disclosed or made available to Consultant by the Company, either directly or indirectly, in writing, orally, or by drawings or observation.

ii.                  Non-Disclosure.

a.                   In exchange for the Company’s agreement to provide Consultant with Confidential Information and to protect the Company’s legitimate business interests, Consultant shall hold all Confidential Information in strict confidence. Consultant shall not, during the Term of this Agreement or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization, any Confidential Information or part thereof, except as: (1) necessary for the performance of the Consulting Services; or (2) permitted by law. Consultant shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons. Consultant acknowledges and agrees that all Confidential Information that will be provided to Consultant during the Term of this Agreement is and will continue to be the exclusive property of the Company. Consultant further agrees that it will obtain from any such third party to whom it discloses (as permitted above) any Confidential Information, a written undertaking (in form and substance satisfactory to the Company in its sole discretion) of the third party to keep the information confidential.

b.                  During the Term of this Agreement, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Consultant’s engagement with the Company and in accordance with the Company’s agreement with such third party.

iii.                No Interference.

a.                   Notwithstanding the foregoing or any other agreement regarding confidentiality with the Company, Consultant may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Consultant or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Consultant to divulge, disclose or make accessible such information. Nothing in this Agreement is intended to interfere with Consultant’s right to (1) report possible violations of state or federal law or regulation to any governmental agency or entity, (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (3) file a claim or charge with any government agency or entity, or (4) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any government or law enforcement agency, entity or court.

b.                  Consultant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Consultant is further notified that if Consultant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Consultant may disclose the Company's trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

E.                 Non-Solicitation.

i.                    Consultant agrees that during the Restricted Period (as defined below), other than in connection with Consultant’s performance of the Consulting Services pursuant to this Agreement, Consultant shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

a.                   Solicit business from, interfere with, induce, attempt to solicit business with, interfere with, induce or do business with any actual or prospective customer, client, supplier, manufacturer, vendor or licensor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) Consultant contacted, called on, serviced or did business with during the Term of this Agreement; (2) Consultant learned of as a result of Consultant’s performance of the Consulting Services for the Company; or (3) about whom Consultant received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company or any affiliate thereof; or

b.                  Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of Consultant or any other person or entity, any person who is an employee or consultant of the Company or who was employed or engaged by the Company within the preceding twelve (12) months.

ii.                  For purposes of this Agreement, the “Restricted Period” means during the period that Consultant is performing the Consulting Services for the Company and for a period of one (1) year following the last date that Consultant performs the Consulting Services for the Company.

F.                 Non-Competition During Term. Consultant agrees that during the Term, other than in connection with Consultant’s duties under this Agreement, Consultant shall not, and shall not use any Confidential Information to, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, take steps to establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Competing Business (as hereinafter defined) within the Restricted Area (as hereinafter defined). Notwithstanding the restrictions contained in this Section IV.F., Consultant may own an aggregate of not more than two percent (2%) of the outstanding stock of any class of any corporation or other entity engaged in a Competing Business without violating the provisions of this Section IV.F.; provided, however, that Consultant does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or other entity and is not involved in the management of such corporation or other entity.

For purposes of this Paragraph:

“Restricted Period” means during the Term of the Agreement.

In performing the Consulting Services, Consultant has responsibility for the Company’s operations throughout the United States of America and access to the highest levels of the Company’s Confidential Information and business goodwill. Therefore, the “Restricted Area” means the United States and any other geographical area in which the Company provides services during the Term and for which Consultant had any responsibility or about which Consultant received Confidential Information.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing or that is preparing to compete with the Company’s business, of being a retailer of general merchandise, or a business specializing in high-quality home furnishings, housewares or gift related items in the United States; and any other business the Company conducted, prepared to conduct or materially contemplated conducting during the Term. Competing Business shall include business of the type of, but not be limited to, the following entities: The TJX Companies, Inc. (including without limitation TJ Max, HomeGoods, Marshall’s Mega Stores, and Marshall’s, Inc.); Ross Stores, Inc.; Burlington Stores, Inc.; One Kings Lane, Inc.; Joss and Main (owned by Wayfair, LLC); Zulily, Inc.; Nordstrom Rack (owned by Nordstrom, Inc., but not including Nordstrom stores); Back Stage (owned by Macy’s, Inc., but not including Macy’s stores); Ollie's Bargain Outlet Holdings, Inc.; and Overstock.com, Inc.

G.                Agreement to Return Company Property/Documents. Following the termination of the Agreement for any reason, Consultant agrees that: (i) Consultant will not take, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the explicit written consent of an authorized Company representative; and (ii) Consultant will promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in its possession or control regarding the Company, and Consultant will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. Consultant further agrees to return to the Company immediately all Company property issued at any time during the Term of this Agreement, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or Consultant on behalf of the Company.

V.	PERIOD OF AGREEMENT; TERMINATION

A.                Period. This Agreement is effective from the Effective Date and shall remain in effect until the second anniversary of the Effective Date, and shall automatically renew for subsequent one year terms until terminated by either party in accordance with this Section V.A. (the “Term”). This Agreement governs all Consulting Services performed by Consultant for the Company during the Term of this Agreement. The Company may terminate this Agreement for any reason, at any time, upon thirty (30) calendar days prior written notice to Consultant, unless a shorter time period is otherwise mutually agreed to by the parties. Consultant may terminate this Agreement for any reason, at any time, upon thirty (30) calendar days prior written notice to the Company, unless otherwise a shorter time period is mutually agreed to by the parties. If this Agreement is terminated, and the parties fail to execute a new Agreement, all services will be discontinued as of the date of such termination; provided, however, the Company shall pay Consultant, upon presentation and approval of the appropriate invoice, the Base Consulting Fee for the hours worked during the month in which the early termination occurs.

B.                 Survival. The provisions set forth in Section IV and Section V shall survive termination or expiration of this Agreement. In addition, all provisions of this Agreement, which expressly continue to operate after the termination of this Agreement, shall survive the Agreement’s termination or expiration.

VI.	OTHER PROVISIONS

A.                Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile or electronic mail on a business day before noon, CST; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, based on the most recent contact information provided by the party.

B.                 Choice of Law and Waiver of Jury Trial. This Agreement has been executed and delivered in, and shall be interpreted, construed, and enforced under the laws of, the State of Texas, without giving effect to its conflicts of law principles. Consultant knowingly and intentionally consents to jurisdiction in Dallas County, Texas. With respect to any dispute between Consultant and the Company arising out of or in any way related to this Agreement, Consultant agrees to resolve such dispute(s) before a judge without a jury. Consultant has knowledge of this section vi.b., and continues to work for the Company thereafter, hereby Waiving Consultant’s right to trial by jury and agrees to have any dispute(s) arising between the Company and Consultant arising out of or in any way related to this Agreement resolved by a Judge of a competent court in Dallas County, Texas, sitting without a Jury.

C.                Limitations on Assignment. By entering into this Agreement, the Company is relying on the unique services of Consultant; services from another company or contractor will not be an acceptable substitute. Except as provided in this Agreement, Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Consultant in violation of this paragraph shall be void and shall result in termination of this Agreement. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment or the right to continue as a consultant.

D.                Waiver. A party’s waiver of any breach or violation of any Agreement provision shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other Agreement provision.

E.                 Severability. If any provision(s) of this Agreement is held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (ii) the provision(s) held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability, and, as so limited or modified, the provision(s) and the balance of this Agreement will be enforceable in accordance with their terms.

F.                 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

G.                Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

H.                Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement and supersedes any and all other prior understandings and agreements, either oral or in writing between the parties with respect to the subject matter hereof. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. Consultant acknowledges and represents that in executing this Agreement, Consultant did not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The parties represent that they relied on their own judgment in entering into this Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).

I.                   Ambiguities. Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

J.                  Voluntary Agreement. Consultant acknowledges that Consultant has had an opportunity to consult with an attorney or other counselor (at Consultant’s own cost) concerning the meaning, import, and legal significance of this Agreement, and Consultant has read this Agreement, as signified by Consultant’s signature hereto, and Consultant is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

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By their signatures below, the parties certify that they have read the above Agreement and agree to its terms:

TUESDAY MORNING, INC.	BEL RETAIL ADVISORS

By: /s/ Steven R. Becker	By: /s/ Paul Metcalf
Chief Executive Officer and President